Exhibit 99.1
NEWS RELEASE

Bonanza Creek Provides an Operational Update and Announces 3rd Quarter 2020 Conference Call

DENVER, Colorado – October 20, 2020 /Globe Newswire/ – Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”) today issued preliminary third quarter 2020 results, and announced the date of its third quarter 2020 earnings release and conference call.

Highlights include:

•Third quarter 2020 estimated average sales volumes of 26.2 thousand barrels of oil equivalent per day (“MBoe/d”), up 6% over second quarter volumes
•Average third quarter 2020 oil sales volumes of 14.0 thousand barrels per day, sequentially flat with the second quarter of 2020
•Lease operating expenses (“LOE”) for the quarter are expected to be $2.23 per Boe, down 13% from second quarter 2020, and down 24% from full year 2019
•Rocky Mountain Infrastructure (“RMI”) net effective cost of $1.07 per Boe, which is comprised of approximately $1.64 per boe of operating expenses, offset by $0.57 per Boe of RMI operating revenue from working interest partners
•Total third quarter 2020 capital expenditures are expected to be $1.8 million, bringing YTD capital expenditures to $64.6 million
•The Company exited the quarter with over $244 million of liquidity, $20 million outstanding on its credit facility, and cash of approximately $4 million

Eric Greager, President and Chief Executive Officer of Bonanza Creek, commented, “We are pleased with the performance of our assets and team during the third quarter and year to date. Our focus on delivering efficient, low cost production resulted in our highest production and lowest unit LOE in Company history. The resulting free cash flow generation has us on track to pay down the remaining $20 million of RBL debt in the coming weeks. We look forward to providing additional color on third quarter results, and our view of the fourth quarter with our earnings release in a few weeks.”

Upcoming Events

The Company announced that it is scheduled to release its third quarter 2020 operating and financial results after market close on November 5, 2020 and will host a conference call to discuss these results the following morning, on Friday, November 6, at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). A live webcast and replay of this event will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	593 8897
Replay	855-859-2056	593 8897

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. The Company’s assets and operations are concentrated in rural, unincorporated Weld County within the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company's reorganization; and 2020 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 28, 2020, our Quarterly Report on Form 10-Q for the first quarter of 2020, filed on May 8, 2020, our Quarterly Report on Form 10-Q for the second quarter of 2020, filed on August 6, 2020, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:
Scott Landreth
Senior Director, Finance & Investor Relations and Treasurer
720-225-6679
slandreth@bonanzacrk.com

Schedule 1: Rocky Mountain Infrastructure (“RMI”) Net Effective Cost
(in thousands, unaudited)

RMI net effective cost is a supplemental non-GAAP financial measure that is used by management to assess only the net cash impact the Company’s wholly owned subsidiary, Rocky Mountain Infrastructure, LLC, has on the Company’s consolidated financials. Management believes the net effective cost provides external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, with additional information to assist in their analysis of the Company. The Company defines the RMI net effective cost as GAAP midstream operating expense less revenue generated from working interest partners utilizing the RMI assets.

The following table presents a reconciliation of the GAAP financial measures of midstream operating expense and RMI working interest partner revenue to the non-GAAP financial measure of RMI net effective cost.

Three Months Ended
9/30/2020
Midstream operating expense	$3,970
RMI working interest partner revenue	(1,381)
RMI net effective cost	$2,589